Exhibit 99.1

Temecula Valley Bancorp Announces 2007 Earnings

TEMECULA, Calif.--(BUSINESS WIRE)--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) today announced earnings for the year and fourth quarter ending December 31, 2007. Net income for 2007 was $15.7 million, down 7.1 percent from the $16.9 million reported for 2006; diluted earnings per share were $1.46 compared with $1.73 for the prior year, a decline of 15.6 percent. Fourth quarter 2007 net income was $3.70 million, a 15.7 percent decline from the $4.39 million reported for the fourth quarter of 2006. Diluted earnings per share were $0.36 compared with $0.43 for the year-ago fourth quarter, down 16.3 percent. Fourth quarter and full-year 2007 results reflect from the combined impact of a lower net interest margin, an increase in the loan loss provision, and a lower level of noninterest income.

Per share earnings for 2007 were diluted by the private placement of 1.4 million common shares in November 2006; the impact was partially offset by the repurchase of 684,100 shares during the second and third quarters of 2007. The average number of shares and equivalents outstanding increased by 9.9 percent for the year, and was unchanged at 10.3 million shares in the quarter-over-quarter comparison.

Highlights include:

  Net interest income for the year ended December 31, 2007 increased by $5.9 million above 2006. A higher level of earning assets was partially offset by a 101 basis point decline in the net interest margin, to 5.36 percent.
  Noninterest income was $16.4 million for 2007, a decline of $3.1 million from the prior year, resulting from a lower gain on loan sales and reduced SBA servicing income. Excluding the non-cash fair market valuation adjustment of the SBA servicing asset, pro forma noninterest income for 2007 and 2006 would be $27.8 million and $31.1 million, respectively.
  Twelve-month 2007 loan growth was $95.0 million or 8 percent. SBA loans, up 31 percent, replaced the lower level of construction and development (C&D) loans in Temecula’s loan portfolio; C&D outstandings grew 3 percent year over year.
  SBA loan production reached a record level in 2007, up $140 million or 39 percent above 2006, to $496 million. The SBA product mix is also shifting toward 504 loans which remain in the portfolio, generating interest income for a longer period of time.
  Lower-cost Money Market and NOW accounts increased 12 percent during the year. However, the Bank continues to fund its transactional businesses, namely, construction and SBA lending, with time deposits.
  Net nonperforming assets increased to 1.56 percent of total assets as a result of increasing weakness in the economy and real estate markets. However, net charge-offs as a percentage of total loans still remain consistent with prior years’ experience at 0.09 percent.
  During the second and third quarters of 2007, Temecula’s board of directors authorized a stock buyback program to purchase up to $15.5 million of TMCV common stock; 684,100 shares were repurchased during the second and third quarters.

Chairman, President, and CEO Stephen H. Wacknitz commented, “We have been operating in a difficult environment throughout 2007. The shift in our economy and in our residential real estate market has been a challenge for homebuyers, for builders, and not least of all, for bankers. Given the current economic conditions, we have the resources to shift our focus from C&D lending to one or more of our other business lines. We had a record year in SBA loan originations, which provide us with great flexibility to sell or retain. Also, our commercial real estate lending opportunities remain attractive.”

Returns on average assets and average equity were 1.21 percent and 14.72 percent, respectively, for the year ended December 31, 2007, compared to 1.64 percent and 23.89 percent, respectively, for the prior year.

Income Statement

Total revenue, consisting of net interest income and noninterest income, was $82.0 million for 2007 compared with $79.2 million for 2006, an increase of 3.5 percent. Net interest income for 2007 was $65.6 million, up 9.7%, compared with $59.8 million for the prior year. The increase was due to the combined impact of an increase in average earning assets, partially offset by a 101 basis point, or 15.9 percent, decline in the net interest margin, to 5.36 percent.

For the fourth quarter of 2007, net interest income was $15.8 million compared with $16.3 million for the prior-year fourth quarter, a decrease of 3.1 percent; this reflects a 7.22 percent increase in average earning assets, partially offset by a 76 basis point, or 13.1 percent, decline in net interest margin, to 5.03 percent. Compared with the third quarter of 2007, net interest income declined 4.3 percent from a combination of margin decline (35 basis points) and a 1.2 percent increase in average earning assets. The quarterly decline in the 2007 net interest margin reflects a declining loan yield partially offset by the slower decline in the rates for interest-bearing deposits. Mr. Wacknitz commented, “We are an asset-sensitive organization, and anticipate that in the short run, we will experience margin compression from declining interest rates. However, most of our interest-bearing deposits reprice within six months which stabilize our net interest margin within that timeframe.”

Noninterest income was $16.4 million for 2007, a decline of $3.0 million or 15.5 percent from the $19.4 million reported for 2006. Temecula’s noninterest income stream has several unique qualities by virtue of Temecula’s business strategy and the current market environment. Except for construction loans, which it retains, Temecula structures most of its real estate and SBA loans to sell into the secondary markets, generating gains on sale and providing liquidity and/or opportunities for balance sheet management.

Gains on the sale of loans are a normal recurring element of operations. Temecula has increased the volume of SBA 7(a) loans generated in 2007 to offset the declining level of construction loans in its California marketplace. Gains have declined as a result of the lower volume of SBA 7(a) loans sold this past year, as well as from a lower level of SBA 7(a) premiums received from the secondary market. Higher level of interest income derived from its loan portfolio has offset the reduced gain on sale of loans. For 2007, gains on loan sales were $10.1 million compared with $13.2 million in 2006, down $3.1 million or 23.5 percent, year-over-year. Likewise, fourth quarter 2007 gains of $1.7 million declined 25.7 percent or $0.6 million from the prior-year fourth quarter.

According to Mr. Wacknitz, “One of the strengths of Temecula is the variety of instruments, enhancements, and strategies we have at our disposal to manage our performance through different economic and banking cycles. As construction lending declines, we have a network of SBA lenders positioned throughout the country to fill our pipeline, as well as strong commercial real estate lending opportunities throughout the state. While these other business lines are less profitable than construction lending, we prefer to maintain our conservative underwriting standards and forgo a measure of current profit until the construction markets return to a healthier state.”

A second area of Temecula’s noninterest income is derived from SBA servicing, which has two components, namely, the cash servicing fee received which is based on the size of the SBA portfolio serviced and the servicing rate and the adjustment to the fair value of the servicing assets resulting from changes in the balances and servicing rates of the underlying servicing portfolio and changes in the market assumptions for future prepayment speeds and discount rates. Beginning in the fourth quarter of 2004, Temecula began to retain less of the SBA loan servicing rights to reduce the volatility of prepayment and valuation risks associated with the servicing assets. The SBA requires that the originating lender retain a minimum of one percent in fees, so the current decline in the weighted average servicing rate was anticipated, and will continue to reduce to one percent as loans originated prior to the fourth quarter of 2004 pay down.

For 2007, the net servicing loss derived from the combination of these factors was $4.3 million, including a cash servicing fee of $7.1 million, which was more than offset by the $11.4 million non-cash decline in the valuation of the servicing portfolio; the magnitude of this valuation swing reflects the volatility in the credit markets during 2007; in 2006, by comparison, accelerated prepayments had the largest impact on the servicing portfolio’s valuation. The table below provides a breakout of the 2007 and 2006 fourth quarter and full year inputs to this calculation:

(dollars in thousands)	4th Qtr, 2007	4th Qtr, 2006	12 mos. 2007	12 mos. 2006
SBA Loans Serviced	$374,395	$399,900	$374,395	$399,900
Reported Value of the SBA Servicing Assets	$11,949	$21,503	$11,949	$21,503
P&L Servicing Income (Loss)	$513	($1,095)	($4,305)	($2,615)
Adjustment to Fair Value of SBA Servicing Asset	($1,149)	($3,146)	($11,442)	($11,692)
Cash Servicing Received, per P&L	$1,662	$2,051	$7,137	$9,077
Weighted Average Servicing Rate	1.69%	2.01%	1.69%	2.01%

Historically, noninterest income has behaved in a randomly volatile manner, reflecting the independent factors that determine the valuation of the servicing rights portfolio on a GAAP basis. Noninterest income for 2007 was $16.4 million, including $10.1 million in gains from the sale of loans, a $3.1 million decline from the $13.2 million reported in the previous year. The decrease was due to a decline in the number of loans sold and the decline in premiums for SBA 7(a) loans.

Excluding the non-cash contribution from noninterest income on a pro forma basis normalizes the income contribution from loan servicing. For 2007 and 2006, for example, pro forma noninterest income for 2007 and 2006 would be $27.8 million and $31.1 million, respectively, excluding the non-cash valuation swings of ($11.4) million in 2007 and ($11.7) million in 2006. On an after-tax basis, earnings would increase by $6.6 million and $6.8 million, respectively.

The provision for loan losses was $3.6 million for 2007, compared with $3.7 million reported for 2006. The provision increased the allowance for loan losses as a percent of total loans to 1.21 percent from 1.10 percent at December 31, 2006, reflecting the increasing weakness in the economy and the real estate industry. Excluding held-for-sale loans the allowance for loan losses as a percent of loans was 1.46 percent and 1.29 percent at December 31, 2007 and 2006, respectively.

2007 noninterest expense was $51.9 million, an increase of $4.9 million or 10.5 percent, above the $47.0 million reported for 2006. Fourth quarter noninterest expense was $12.3 million, similar to the $12.3 million reported for the year-ago quarter, and a $0.4 million decline from third quarter 2007. Salary and benefits expenses accounted for $0.3 million of the linked quarter decrease, primarily from lower bonus accruals due to lower earnings for the quarter. For the fourth quarter 2007, the efficiency ratio decreased to 59.56 percent from 70.09 percent in the third quarter of 2007, primarily due to increased noninterest income.

Balance Sheet

Total assets were $1.32 billion at December 31, 2007, up $80.9 million or 7 percent from the $1.24 billion reported at December 31, 2006. Compared with the linked quarter, assets increased $14.2 million or 1.1 percent; loan growth was funded through the conversion of fed funds and issuance of time deposits.

Temecula remains solidly entrenched in real estate lending, with approximately 92.9 percent of loans collateralized by real property. Construction lending is the bank’s major focus, accounting for 47.4 percent of its 2007 loan portfolio. Growth in construction lending has slowed substantially from 2006, with C&D loans increasing by $18.7 million or 3.0 percent since 2006 year-end. SBA 7(a) loans have taken up much of the slack, increasing by $68.0 million or 31 percent during 2007. SBA 7(a) loans now account for 23.1 percent of total loans, up from 19.1 percent at December 31, 2006. Mr. Wacknitz noted, “Production of SBA loans was strong in 2007, and in fact, total originations were higher than last year. Our SBA department originated $496 million for the year ended December 31, 2007 compared to $356 million for the prior year, up $140 million or 39.3 percent; this excludes loans purchased through our unguaranteed purchase program. However, our SBA production mix is changing gradually due to the impact of the inverted yield curve and increasing competition. As a result, we have been transitioning from being primarily an SBA 7(a) lender toward a higher concentration of SBA 504 and other commercial real estate loans that can be sold in the secondary market. SBA 504 loans have more of a construction component, so we hold these loans on our balance sheet longer until completion, resulting in greater interest income and higher concentrations of owner-occupied construction loans.”

The loans held in Temecula’s portfolio are diversified geographically and by type of loan. Approximately 23.5 percent of loans are located outside of California through various SBA programs; these are all commercial in nature, and virtually all are owner-occupied, divided between non-construction CRE ($24.4 million) and commercial construction ($56.7 million), SBA 7(a) ($84.9 million), and unguaranteed purchase program ($124.8 million).

Deposits at December 31, 2007 were $1.16 billion, an increase of $79.6 million or 7.0 percent from $1.08 billion at December 31, 2006. Lower-cost Money Market and NOW accounts were up $15.9 million or 12.0 percent. Time deposits were up $76.0 million or 10 percent. The increase in Money Market and NOW accounts and time deposits was offset by a decline in noninterest-bearing deposits of $10.7 million or 7 percent.

Asset Quality

Gross nonperforming assets were $30.9 million or 2.35 percent of total assets at December 31, 2007 up from $20.5 million or 1.66 percent of total assets at December 31, 2006. The nonperforming assets supported by government guarantees were $10.4 million and $11.0 million for December 31, 2007 and 2006, respectively. Despite a growing level of net nonperforming loans, net loan charge-offs remain low, totaling 0.09 percent of total loans for the year. Mr. Wacknitz added, “The majority of nonperforming assets are SBA loans, which represent $14.1 million of the net exposure. The remaining $6.4 million of conventional non-accrual loans consists of five loans. One is a $3.1 million construction loan for 25 single family residences located in Victorville, CA. Ten homes have sold and closed escrow and there are five homes in escrow. The remaining 10 homes are completed and unsold. We feel that there is approximately $470,000 in loss exposure on the Victorville project. The other is a land development loan for $2.2 million located in Folsom, CA, where we do not anticipate a loss.” At December 31, 2007, the allowance for loan losses was 1.21 percent of total loans, up from 1.10 percent at December 31, 2006. Excluding held-for-sale loans the allowance for loan losses as a percent of loans was 1.46 percent and 1.29 percent at December 31, 2007 and 2006, respectively.

Shareholder Equity

Shareholder equity increased 5.0 percent from $103.3 million at December 31, 2006 to $108.5 million at December 31, 2007; the majority of the growth was attributable to earnings and the exercise of stock options, which was offset by the repurchase of shares. At December 31, 2007, the Company had 10,147,910 shares outstanding, net of the 684,100 shares repurchased in second and third quarter under the stock repurchase program. Capital ratios remain strong at December 31, 2007, with the Tier 1 leverage ratio at 10.68 percent, the Tier 1 risk-based capital ratio at 9.70 percent, and the total risk-based capital ratio at 10.77 percent, all above the minimum to qualify as “well capitalized.”

Mr. Wacknitz concluded, “We believe that the geographical diversity of our markets, our ability to identify opportunities and manage risk, and the entrepreneurial capabilities of our people to bring it all together, will lead us to new opportunities for profitable growth, and make us a stronger organization.”

About the Company

Temecula Valley Bank, established in 1996, operates eleven full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach, Ontario, and San Marcos. The Bank also operates a number of regional real estate loan production centers in California. As a leading SBA Preferred Lender, the Bank has a network of SBA loan production offices across the United States. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank. For further information, please go to the Bank’s website at www.temvalbank.com.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

Forward-Looking Statements

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
(in thousands except share and per share data)

	Dec. 31, 2007	Dec. 31, 2006	$ Change	% Change
ASSETS
Cash and due from banks	$13,210	$15,190	(1,980)	(13%)
Interest-bearing deposits in financial institutions	1,000	99	901	910%
Federal funds sold	4,220	18,180	(13,960)	(77%)
Securities	2,981	1,019	1,962	193%
Loans (Including HFS)
Commercial	68,661	59,550	9,111	15%
Real Estate-Construction	586,906	568,227	18,679	3%
Real Estate	292,153	292,827	(674)	(0%)
SBA	286,367	218,408	67,959	31%
Consumer and other	3,630	3,681	(51)	(1%)
Total Gross Loans	1,237,717	1,142,693	95,024	8%
Less allowance for loan losses	(15,022)	(12,522)	(2,500)	20%
Total Loans, net	1,222,695	1,130,171	92,524	8%

Federal Home Loan Bank stock, at cost	2,905	1,996	909	46%
Bank premises and equipment, net	5,271	5,492	(221)	(4%)
Other real estate owned, net	0	1,255	(1,255)	(100%)
Cash surrender value life insurance	28,034	24,036	3,998	17%
SBA-loan servicing asset	5,350	8,288	(2,938)	(35%)
SBA-loan I/O strip receivable	6,599	13,215	(6,616)	(50%)
Accrued interest	6,827	6,155	672	11%
Other Assets	20,018	13,093	6,925	53%
Total Assets	$1,319,110	$1,238,189	80,921	7%

LIABILITIES AND STOCKHOLDER EQUITY
Deposits
Noninterest-Bearing Deposits	133,867	144,525	(10,658)	(7%)
Money Market & NOW	146,270	130,357	15,913	12%
Savings	28,059	29,781	(1,722)	(6%)
Time Deposits	852,875	776,838	76,037	10%
Total deposits	1,161,071	1,081,501	79,570	7%
Junior subordinated debt securities	34,023	41,240	(7,217)	(18%)
Accrued interest	2,329	2,094	235	11%
Dividend Payable	406	0	406	100%
Other liabilities	12,737	10,091	2,646	26%
Total liabilities	1,210,566	1,134,926	75,640	7%
Stockholder's equity	108,544	103,263	5,281	5%
Total Liabilities and Stockholder's equity	$1,319,110	$1,238,189	$80,921	7%

SELECTED BALANCE SHEET DATA
Book value per share, end of period	$10.70	$9.75
Tier 1 leverage capital ratio	10.68%	11.42%
Tier 1 risk-based capital ratio	9.70%	10.49%
Total risk-based capital ratio	10.77%	11.90%
Loan to deposit ratio, end of period	106.60%	105.66%
Allowance for loan losses as a % of total loans	1.21%	1.10%
Allowance - net of held-for-sale loans	1.46%	1.29%
Gross nonperforming assets as a % of total assets	2.35%	1.66%
Net nonperforming assets as a % of total assets	1.56%	0.77%
Net charge-offs as a % of total loans	0.09%	0.01%
PAST DUE AND NON-ACCRUAL LOANS
December 31, 2007	Gross Balance	Government Guaranty	Net Balance
30 - 89 days past due	11,547	(2,732)	8,815
90+ days past due and accruing	0	0	0
Non-accrual	30,936	(10,379)	20,557
Other real estate owned (REO)	0	0	0
Total nonperforming assets	30,936	(10,379)	20,557

December 31, 2006
30 - 89 days past due	3,284	(1,737)	1,547
90+ days past due and accruing	140	0	140
Non-accrual	19,124	(10,335)	8,789
Other real estate owned (REO)	1,255	(638)	617
Total nonperforming assets	20,519	(10,973)	9,546

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except share and per share data)

	3 Mos. Ended December 31,		12 Mos. Ended December 31,
	2007	2006	2007	2006
INTEREST INCOME
Interest income and fees on loans	$28,129	$27,473	$114,190	$93,378
Other Interest income	165	223	1,425	851
Total Interest income	28,294	27,696	115,615	94,229

INTEREST EXPENSE
Interest on deposits	11,752	10,595	46,992	31,715
Interest on junior subordinated debt and other borrowings	729	819	2,991	2,734
Total Interest expense	12,481	11,414	49,983	34,449
Net interest income	15,813	16,282	65,632	59,780
Provision for loan losses	2,130	890	3,600	3,650
Net interest income after provision for loan losses	13,683	15,392	62,032	56,130

NONINTEREST INCOME
Service charges and fees	150	155	604	618
Gain on sale of loans, fixed assets and OREO	1,730	2,327	10,099	13,232
SBA Net Servicing income	513	(1,095)	(4,305)	(2,615)
Loan related income	1,886	1,838	7,824	6,530
Other income	534	470	2,166	1,679
Total Noninterest income	4,813	3,695	16,388	19,444

NONINTEREST EXPENSE
Salaries and employee benefits	7,483	8,149	33,557	31,989
Occupancy and equipment	1,280	1,283	5,148	4,754
Marketing and business promotion	283	289	1,176	971
Office expense	629	720	2,640	2,596
Loan related expense	1,051	576	3,141	2,367
Other expense	1,558	1,239	6,242	4,314
Total Noninterest expense	12,284	12,256	51,904	46,991
Earnings before income taxes	6,212	6,831	26,516	28,583
Income taxes	2,514	2,439	10,792	11,663
Net earnings	$3,698	$4,392	$15,724	$16,920

OTHER SELECTED FINANCIAL DATA
Actual common shares outstanding at end of period	10,147,910	10,586,659	10,147,910	10,586,659
Average common shares outstanding	10,141,606	9,800,612	10,411,258	9,234,894
Average common shares & equivalents outstanding	10,339,950	10,322,256	10,766,911	9,797,912
Basic earnings per share	0.37	0.45	1.51	1.83
Diluted earnings per share	0.36	0.43	1.46	1.73

Return on average assets	1.11%	1.46%	1.21%	1.64%
Return on average equity	13.75%	20.11%	14.72%	23.89%
Investment Yield	5.02%	5.22%	5.18%	5.03%
Loan Yield	9.04%	9.92%	9.54%	10.12%
Cost of Interest-bearing Deposits	4.61%	4.68%	4.72%	4.20%
Cost of Borrowings	7.08%	7.84%	7.56%	7.41%
Net interest margin	5.03%	5.79%	5.36%	6.37%
Efficiency ratio	59.56%	61.35%	63.28%	59.31%

NET LOAN CHARGE-OFFS
Charge-offs	510	25	1,336	381
Recoveries	(102)	(25)	(236)	(214)
Net Charge-offs (Recoveries)	408	0	1,100	167

TEMECULA VALLEY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(dollars in thousands except per share data)

	Quarterly
	2007					2006
	4th Qtr	3rd Qtr	2nd Qtr		1st Qtr		4th Qtr
EARNINGS
Net interest income (fully tax-equivalent)	$15,813	$16,517	$17,054		$16,250		$16,282
Provision for loan and lease losses	$2,130	$1,055	$0		$415		$890
Noninterest income	$4,813	$1,521	$6,117		$3,938		$3,695
Noninterest expense	$12,284	$12,642	$14,317		$12,664		$12,256
Net income	$3,698	$2,595	$5,251		$4,179		$4,392
Basic earnings per share	$0.37	$0.25	$0.49		$0.39		$0.45
Diluted earnings per share	$0.36	$0.25	$0.47		$0.38		$0.43
Average shares outstanding	10,141,606	10,247,356	10,661,179		10,601,748		9,800,612
Average diluted shares outstanding	10,339,950	10,559,464	11,072,471		11,124,945		10,322,256

PERFORMANCE RATIOS
Return on average assets	1.11%	0.79%	1.59%		1.34%		1.46%
Return on average common equity	13.75%	9.66%	19.07%		16.04%		20.11%
Net interest margin (fully tax-equivalent)	5.03%	5.38%	5.51%		5.54%		5.79%
Investment Yield	5.02%	5.16%	5.24%		5.23%		5.22%
Loan Yield	9.04%	9.62%	9.79%		9.75%		9.92%
Cost of Interest-bearing Deposits	4.61%	4.73%	4.78%		4.75%		4.68%
Cost of Borrowings	7.08%	7.51%	7.66%		8.14%		7.84%
Noninterest income/Operating revenue	23.33%	8.43%	26.40%		19.51%		18.50%
Efficiency ratio	59.56%	70.09%	61.79%		62.73%		61.35%
Full-time equivalent employees	316	324	318		313		312

CAPITAL
Loans/Deposits	106.60%	104.60%	100.15%		102.43%		105.66%
Securities/Assets	0.23%	0.23%	0.08%		0.08%		0.08%
Equity to assets	8.23%	8.04%	8.57%		8.21%		8.34%
Regulatory leverage ratio	10.68%	10.60%	10.93%		11.27%		11.42%
Tier 1 risk-based capital ratio	9.70%	9.59%	10.58%		10.42%		10.49%
Total risk-based capital ratio	10.77%	10.57%	11.51%		11.65%		11.90%
Book value per share	$10.70	$10.35	$10.52		$10.15		$9.75
Common dividends per share	$0.04	$0.04	$0.04	$	N/A	$	N/A

ASSET QUALITY
Gross loan charge-offs	$510	$149	$198		$479		$25
Net loan charge-offs (recoveries)	$408	$24	$190		$479		$(1)
Net loan charge-offs to average loans	0.09%	0.06%	0.06%		0.16%		0.00%
Allowance for loan losses	$15,022	$13,299	$12,268		$12,458		$12,522
Allowance for losses to total loans	1.21%	1.10%	1.07%		1.06%		1.10%
Nonperforming loans	$30,936	$32,034	$26,629		$23,813		$19,124
90-Day Delinquencies	0	0	0		0		140
Other real estate owned	$0	$152	$722		$722		$1,255
Nonperforming assets (including OREO)	30,936	32,186	27,352		24,535		20,519
Nonperforming assets to total assets	2.35%	2.47%	2.09%		1.87%		1.66%
Nonperforming Assets, Net of Guarantees (NOG)	20,558	18,522	12,199		10,420		9,547
Nonperforming assets NOG to Total Assets	1.56%	1.42%	0.93%		0.79%		0.77%

END OF PERIOD BALANCES
Loans (before allowance)	$1,237,717	$1,204,474	$1,151,515		$1,179,789		$1,142,693
Total earning assets (before allowance)	$1,245,917	$1,231,510	$1,230,277		$1,236,224		$1,161,991
Total assets	$1,319,110	$1,304,878	$1,308,965		$1,312,448		$1,238,189
Deposits
Noninterest-Bearing Demand	$133,867	$144,938	$144,683		$151,293		$144,525
Money Market and NOW	$146,270	$173,851	$151,893		$141,028		$130,357
Savings	$28,059	$27,214	$29,487		$32,012		$29,781
Timed Deposits Under $100,000	$453,272	$391,365	$403,827		$420,301		$367,029
Timed Deposits $100,000 and Over	$399,603	$414,184	$419,945		$407,219		$409,809
Deposits	$1,161,071	$1,151,552	$1,149,835		$1,151,853		$1,081,501
Shareholders' equity	$108,544	$104,944	$112,188		$107,744		$103,263
Period end common shares outstanding	10,147,910	10,137,910	10,662,772		10,613,659		10,586,659

QUARTERLY AVERAGE BALANCES
Loans (before allowance)	$1,234,795	$1,175,764	$1,208,928		$1,167,399		$1,099,465
Total earning assets (before allowance)	$1,247,838	$1,218,899	$1,240,905		$1,189,218		$1,116,363
Total assets	$1,321,118	$1,296,334	$1,323,088		$1,266,657		$1,197,032
Deposits	$1,155,301	$1,140,412	$1,158,276		$1,106,127		$1,053,338
Shareholders' equity	$106,725	$106,571	$110,424		$105,661		$86,650

LOAN PORTFOLIO (INCLUDING HELD-FOR-SALE)
Residential Construction Loans	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
10 Owner Occupied Res Const	0.58%	0.53%	0.41%	0.72%	0.96%
11 High-End Owner Occupied	2.48%	2.50%	2.57%	2.09%	2.30%
20 Spec Residential Construction (1-4 units)	3.66%	3.69%	3.89%	3.56%	3.60%
21 High-End Spec Residential Const (1-4 units)	5.10%	6.10%	6.38%	5.97%	5.51%
23 High-End Residential Tract Construction (over 4 units)	3.15%	3.50%	3.73%	3.48%	3.30%
24 Tract Construction (over 4 Units)	2.18%	1.97%	1.83%	1.84%	2.24%
25 Multi-Family Construction	1.45%	1.25%	1.43%	1.15%	0.67%
26 Condominium Construction	3.79%	3.03%	2.37%	2.15%	2.39%
27 High-End Condominium Construction	6.43%	7.21%	6.62%	6.39%	6.16%
28 Condominium Conversion	0.96%	0.96%	1.49%	1.76%	1.92%
Sub-Total Residential Construction Loans	29.80%	30.75%	30.72%	29.10%	29.03%

Commercial Construction Loans
30 Owner-Occupied Comm Const	3.58%	4.05%	4.40%	4.32%	3.32%
31 Restaurant/Bar Construction	0.25%	0.10%	0.08%	0.31%	0.31%
32 Hotel/Motel Construction	4.13%	5.03%	5.45%	5.58%	5.12%
33 Car Wash Construction	0.46%	0.45%	0.55%	0.69%	0.94%
34 Gas Station/C Store Construction	0.67%	0.66%	0.63%	0.48%	0.75%
36 Retail Spec Construction	0.50%	0.26%	0.20%	0.76%	1.59%
38 Office Spec Construction	1.15%	1.73%	1.78%	2.24%	1.64%
40 Industrial/Warehouse Spec Const	1.35%	1.13%	1.04%	1.51%	1.95%
42 Healthcare Construction	1.68%	1.61%	1.32%	1.26%	0.81%
44 Miscellaneous Comm Const	0.38%	0.33%	0.27%	0.15%	0.41%
45 Mini-Storage Construction	0.21%	0.14%	0.38%	0.39%	0.36%
50 Residential Land Development	2.68%	2.56%	2.98%	3.22%	3.24%
51 Commercial Land Development	0.75%	0.76%	0.85%	0.43%	0.44%
Sub-Total Commercial Construction Loans	17.80%	18.80%	19.93%	21.33%	20.87%

Non-Construction Real Estate Loans
55 Unimproved Land	7.67%	7.73%	6.99%	5.68%	6.89%
59 Multi-Family	0.32%	0.39%	0.43%	0.65%	0.59%
60 Owner-Occupied Commercial	13.32%	13.24%	13.21%	14.40%	13.28%
61 Restaurant/Bar	2.07%	1.72%	1.81%	1.60%	1.31%
62 Hotel/Motel	7.82%	6.47%	5.84%	5.28%	5.75%
63 Car Wash	1.06%	1.11%	1.11%	1.25%	1.09%
64 Gas Station/C Store	4.16%	4.39%	4.56%	4.34%	3.82%
66 Retail Investment	0.57%	0.63%	0.76%	0.83%	0.86%
68 Office Investment	1.05%	0.67%	0.55%	0.98%	0.96%
70 Industrial/Warehouse Investment	2.47%	2.74%	2.65%	3.49%	3.38%
72 Healthcare	0.47%	0.95%	0.86%	0.68%	0.45%
74 Miscellaneous Commercial	0.48%	0.59%	0.62%	1.26%	1.40%
75 Mini-Storage	0.37%	0.39%	0.41%	0.56%	0.58%
80 1st TD 1-4 Residential	1.47%	1.34%	1.45%	1.62%	1.59%
82 Junior TD 1-4 Residential	2.04%	2.17%	2.04%	1.80%	1.95%
Sub-Total Non-Construction Real Estate Loans	45.33%	44.52%	43.28%	44.40%	43.89%
Total Real Estate Secured Loans	92.93%	94.08%	93.93%	94.84%	93.79%

Commercial, Consumer, Other	7.07%	5.92%	6.07%	5.16%	6.21%
Total Loan Portfolio	100.00%	100.00%	100.00%	100.00%	100.00%

CONTACT:
Temecula Valley Bancorp
Stephen H. Wacknitz, Chairman, CEO, and President
951-694-9940